[SONIC AUTOMOTIVE INC LOGO]


                                                           FOR IMMEDIATE RELEASE

                        5401 East Independence Boulevard
                        Charlotte, North Carolina 28212
                                 (704) 532-3320
                               Fax (704) 536-5116


        Sonic Automotive, Inc. Announces Acquisition of Five Dealerships

CHARLOTTE, NC (July 9, 1998) - Sonic Automotive, Inc. (NYSE:SAH) announced today that it has entered into definitive agreements to acquire the Higginbotham Dealership Group with dealerships in Daytona Beach, Florida and New Smyrna Beach, Florida; Casa Ford in Houston, Texas; and Economy Honda Cars in Chattanooga, Tennessee. These dealerships have combined 1997 revenues of approximately $220 million. Included in these transactions are Acura, Chevrolet, Ford, Honda, Mercedes, Mercury and Oldsmobile franchises.

These transactions are valued at approximately $46 million. Convertible Preferred Stock will be issued for approximately 33% of the purchase price and the remainder will be payable in cash. Sonic Automotive will finance the cash portion of the purchase price for these dealerships with proceeds from long-term debt borrowings. The Higginbotham Dealership Group, Casa Ford and Economy Honda Cars acquisitions are expected to close in the third quarter of 1998.

B. Scott Smith, the Company's President and Chief Operating Officer, stated "Sonic continues to execute its disciplined acquisition strategy. We're entering attractive new markets and building market share in our existing markets. We have increased our brand diversity and expanded our luxury lines by adding Mercedes and Acura to our brand portfolio."

HIGGINBOTHAM DEALERSHIP GROUP
The Higginbotham Dealership Group includes Higginbotham Chevrolet-Oldsmobile, Inc.; Halifax Ford-Mercury, Inc.; and Higginbotham Automobiles, Inc. (Mercedes-Acura) which includes Sonic's first Mercedes franchise.

Mr. Higginbotham will join Sonic Automotive as President of Retail Operations, responsible for the day-to-day management and supervision of all Company-owned dealerships. Mr. Higginbotham has been a dealer/operator for 22 years. Prior to acquiring his first dealership, he spent 12 years with General Motors and left General Motors as the Assistant National Distribution Manager.

Halifax Ford-Mercury and Higginbotham Automobiles (Mercedes) received the highest CSI award from the respective manufacturers for the most recent fiscal year. Dennis also brings additional acquisition integration experience. Over the course of his career, Dennis has experience with many of the domestic and import brands, including Chrysler, Ford, General Motors, Honda, Mercedes and Toyota.

"I am pleased to join Sonic Automotive," stated Mr. Higginbotham. "I believe public auto retailers led by experienced dealership managers will be successful. Sonic has the right strategy and experienced management to lead the auto retailing sector."

O. Bruton Smith, the Company's Chairman and Chief Executive Officer, stated "We are thrilled to attract an excellent operator like Dennis to our organization. Dennis Higginbotham's experience will support our acquisition growth and operations. "

CASA FORD
Sonic Automotive's acquisition of Casa Ford will further expand its operations in Houston, Texas. This acquisition will give Sonic broad geographic coverage of the Houston area when combined with the presence of Lone Star Ford, one of Sonic's original Ford dealerships.

Under the leadership of Mr. Al Paret, principal owner, Casa Ford developed a successful "one price" or "no haggle" sales process in a highly competitive market. Scott Smith stated, "We're excited about the opportunity to learn from Al Paret, a strong operator with high CSI and consistent profitability. We're particularly excited to learn about a successful application of one price selling." Al Paret stated, "I'm looking forward to working with Sonic Automotive and believe I can help Sonic improve its selling processes and profit margins."

ECONOMY HONDA CARS
The acquisition of Economy Honda gives Sonic a Honda franchise and will strengthen its presence in the Chattanooga, Tennessee market. With this acquisition, Sonic will increase its operations to eight dealerships with twelve franchises in this southeastern market. "The Economy Honda transaction is a perfect example of an "add-on" transaction to improve our market share and brand diversity in an existing market," stated Scott Smith.

HATFIELD ACQUISITION
The Company completed its previously announced acquisition of the Hatfield Automotive Group on July 9, 1998.

Upon completion of these acquisitions, Sonic Automotive will operate 36 dealerships representing 24 different brands and 13 collision repair centers. Sonic Automotive's 1997 proforma revenues including closed and announced 1998 acquisitions will be approximately $1.8 billion.

Included herein are forward-looking statements, including statements with respect to anticipated revenue growth. There are many factors which affect management's views about future events and trends of the Company's business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management's view, including without limitation economic conditions, risks associated with acquisitions and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission.


Contact:  Theodore M. Wright, Chief Financial Officer of Sonic Automotive, Inc.,
            (704) 532-3347.
          Todd Atenhan, Investor Relations of Sonic Automotive, Inc.,
             (888) 766-4218.